Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i)
is not material and (ii) would be competitively harmful if publicly disclosed

SHARE TRANSFER AGREEMENT

BY AND AMONG

FORT TECHNOLOGY INC.,

LOGIA USA INC.,

AND

YAIR HAREL

AS FOUNDER AND SOLE SHAREHOLDER OF LOGIA USA INC.

August 11, 2026

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”), dated as of August 11, 2026 (the “Effective Date”), is entered into by and among (i) Fort Technology Inc., a corporation continued under the laws of the Province of Ontario, Canada, whose shares are listed on the Nasdaq Stock Market (“Fort” or “Investor”), (ii) Logia USA Inc., a corporation incorporated under the laws of the State of Delaware (“Logia USA” or the “Company”), and (iii) Yair Harel (the “Founder”), currently the sole shareholder of Logia USA.

Fort, Logia USA, and the Founder are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Fort, whose Common Shares (as defined below) are listed on the Nasdaq Stock Market and the TSX Venture Exchange, is an e-commerce consumer products goods company focused on the assembly and sale of pest control products;

WHEREAS, Logia USA is intended to engage in the business of developing and commercializing automated fuel maintenance and fuel integrity systems for standby power generation, with a primary focus on the data center and mission critical sectors in the United States and additional markets;

WHEREAS, the Founder is the sole shareholder of Logia USA;

WHEREAS, the Founder has experience, knowhow and proven technology developed through Logia Israel Ltd., an Israeli company wholly-owned by the Founder (“Logia Israel”), which has developed advanced automated fuel maintenance and integrity systems for standby power generation currently sold and deployed with leading companies in Israel;

WHEREAS, the Parties intend to expand the capabilities of Logia Israel into the United States and additional markets through Logia USA, with a primary focus on the data center sector, where reliable backup power infrastructure is mission-critical;

WHEREAS, Fort desires to acquire 50.1% of the issued and outstanding equity of Logia USA, and the Founder desires to sell such equity interest to Fort, all on the terms and subject to the conditions set forth herein;

WHEREAS, in consideration for the acquisition of the Equity Interest (as defined below), Fort shall issue to the Founder shares of Fort having an aggregate value of USD $125,000 at Closing , each in accordance with the terms set forth herein; and

WHEREAS, the Parties desire to set forth herein their respective rights and obligations with respect to the foregoing and related matters.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Fiscal Year” means each fiscal year of Logia USA during which a Dividend Payment is made.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, or other law (including common law), statute, regulation, directive, constitution, treaty, convention, ordinance, code, rule, order, injunction, judgment, decree, request, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday, or any other day on which commercial banks in Toronto, Ontario, Canada, New York, New York, or Tel Aviv, Israel are authorized or required by Applicable Law to close.

“Closing” has the meaning set forth in Section 2.2.1.

“Closing Date” has the meaning set forth in Section 2.2.1.

“Common Shares” means the common shares, no par value per share, of Fort.

“Confidential Information” has the meaning set forth in Section 9.1.

“Contract” means any oral or written contract, agreement, understanding, arrangement, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license, commitment, purchase order, or other legally binding arrangement.

“Credit Facility Agreement” means the credit facility agreement to be entered into between Fort and Logia USA at or prior to Closing, in the form attached hereto as Exhibit A.

“Dividend Payment” means any cash dividend or other cash distribution declared and paid by Logia USA with respect to its shares of common stock.

“Equity Interest” means 5,010 shares of common stock of Logia USA, representing 50.1% of the issued and outstanding capital stock of Logia USA, on a post-Closing basis.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fort Securities” means the Common Shares of Fort issuable pursuant to this Agreement.

“Fort Shares” means the Common Shares of Fort listed on the Nasdaq.

“Fort Share Value” means the average closing price per share of Fort’s Common Share on the Nasdaq for each of the fourteen (14) consecutive trading days ending on (and including) the trading day immediately preceding the Effective Date.

“Fort Transfer Agent” means Endeavor Trust Corporation, located at 702 - 777 Hornby Street, Vancouver, BC V6Z 1S4 Canada and an email address of admin@endeavortrust.com, and any successor transfer agent of Fort.

“Founder Fort Shares” has the meaning set forth in Section 3.1.1.

“Governmental Authority” means any: (a) federal, provincial, regional, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (c) multinational organization; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Knowledge” means, with respect to any Party, the actual knowledge of such Party and, if such Party is a corporation or other entity, the actual knowledge of its chief executive officer and chief financial officer, or any other persons carrying responsibilities similar to those of the foregoing office holders, after reasonable inquiry of their respective direct reports.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine or judgment,.

“Lien” means, with respect to any security, property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, proxy, right of first refusal, preemptive right or restriction or rights of third parties of any nature in respect of such property or asset.

“Losses” means any and all losses, liabilities, actions, causes of action, costs, damages, or expenses, whether or not arising from or in connection with any third-party claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’, and experts’ fees and expenses and all amounts paid in investigation, defense, or settlement of any of the foregoing); provided that consequential damages, special damages, and incidental damages shall be excluded solely in the event of claims that do not involve fraud, willful breach, or intentional misrepresentation.

“Material Adverse Effect” means any event, change, development, occurrence, circumstance or effect that, when taken individually or together with any or all other events, changes, developments, occurrences, circumstances or effects, is or is reasonably expected to be materially adverse to the business, assets and properties, liabilities, affairs, results of operations, or condition (financial or otherwise) of the relevant Party, but shall not include any adverse effect resulting primarily from: (i) events, changes, developments, occurrences, circumstances or effects generally affecting the industry, markets, or general political or economic environment in which such Party operates; (ii) events, changes, developments, occurrences, circumstances or effects generally affecting the securities markets, capital markets, credit markets, currency markets or other financial markets; (iii) the announcement of the transactions contemplated by this Agreement; (iv) any change in Applicable Laws or accounting principles; or (v) compliance with the terms of, or taking any action required by, this Agreement; except, in the case of clauses (i), (ii) and (iv), to the extent such effects have a materially disproportionate adverse effect on such Party relative to other similarly situated companies operating in the same industry and markets.

“Nasdaq” means the Nasdaq Stock Market.

“Net Profit Margin” means, with respect to any period, the ratio of net profit to revenue of Logia USA for such period, expressed as a percentage, calculated in accordance with US GAAP.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Rebalancing Effective Date” means the effective date of any issuance of shares of common stock by Logia USA pursuant to Section 3.2 that changes the respective ownership percentages of Fort and Founder.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approval” means such approval from the stockholders of Logia USA and as may be required by the laws of the State Delaware to increase the authorized capital stock of Logia USA to permit for the issuance of all of the shares of Logia USA common stock issuable pursuant to the equity rebalancing mechanism set forth in Section 3.2.

“Tax” (and, with correlative meaning, “Taxes”) means any tax on net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty, import and export taxes, and all other similar governmental charges, together with any interest, penalties, or additions to tax imposed by any Governmental Authority responsible for the imposition of any such tax.

“Tax Return” means any return, report, declaration, claim for refund, or information return filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax.

“Taxing Authority” means any Governmental Authority, board, bureau, body, department or authority of any jurisdiction having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Documents” means this Agreement, the Credit Facility Agreement, the Founder Consulting Agreement, the License Agreement and any and all other Contracts, certificates and documents contemplated to be delivered or executed in connection with this Agreement and the transactions contemplated hereby.

“TSXV” means the TSX Venture Exchange.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the respective periods covered.

“Weighted Ownership Percentage” means, with respect to Fort for any Applicable Fiscal Year, the weighted average percentage ownership of the outstanding shares of common stock of Logia USA held by Fort during such Applicable Fiscal Year, determined by multiplying Fort’s percentage ownership during each period of such fiscal year by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in such Applicable Fiscal Year, and summing the resulting amounts. For purposes of this calculation, each change in Fort’s ownership percentage resulting from a Rebalancing Effective Date shall be effective as of the beginning of such date.

Section 1.2 Definitional and Interpretive Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to Israel time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) The use of the word “or” shall not, necessarily, be exclusive.

(h) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(i) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(j) The term “foreign” when used with respect to Applicable Law or a Governmental Authority shall refer to all jurisdictions other than Israel.

(k) The term “Dollar”, “$”, or US$ shall refer to the currency of the United States of America.

ARTICLE II - THE INVESTMENT

Section 2.1 Acquisition of Equity Interest. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Founder shall sell to Fort, and Fort shall acquire from the Founder, the Equity Interest, free and clear of any and all Liens. In consideration therefor, Fort shall issue to the Founder, and the Founder shall be issued , the Founder Fort Shares (as defined in Section 3.1.1). Following the Closing the ownership of Logia USA shall be as follows:

Shareholder	Percentage
Fort Technology Inc.	50.1%
Yair Harel (Founder)	49.9%
Total	100.0%

Section 2.2 Closing

2.2.1 Time and Place.

The closing (the “Closing”) of this Agreement shall take place on such date that all conditions precedent and obligations of the Parties, including as set forth in Section 2.4 below, are satisfied or waived by the respective Party, but not later than October 1, 2026, unless otherwise agreed in writing between the parties (the “Closing Date”), at such location to be mutually determined by the Parties.

2.2.2 Transactions at Closing. At the Closing, the following transactions shall occur simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i)	The Founder shall transfer to Fort the Equity Interest, and Logia USA shall register the Equity Interest in the name Fort in the books and records of Logia USA;

(ii)	Fort shall issue to the Founder the Founder Fort Shares pursuant to Section 3.1.1;

(iii)	Each Party shall deliver to the other Parties such other documents, instruments, and certificates as may be reasonably required to consummate the transactions contemplated herein including all Transaction Documents.

Section 2.3 Closing Conditions

2.3.1 Conditions to the Obligations of All Parties. The obligations of all Parties to consummate the transactions contemplated herein are subject to the satisfaction of the following conditions:

(i)	No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the transactions contemplated herein, and no Applicable Law shall have been enacted that makes the consummation of such transactions illegal.

(ii)	No Legal Proceedings. There shall not be pending before any Governmental Authority any proceeding that seeks or is reasonably expected to frustrate, prevent or restrict the consummation of the transactions contemplated herein.

(iii)	Exchange Approval. The TSX Venture Exchange and the Nasdaq Stock Market shall have granted all approvals required, in connection with the transactions contemplated by this Agreement, including the issuance of the Fort Securities pursuant hereto, or shall have conditionally approved such transactions subject only to customary post-closing filings or other conditions that are reasonably capable of being satisfied following the Closing which do not impose any additional monetary obligations of either Party.

2.3.2 Conditions to the Obligations of Fort. The obligations of Fort to consummate the transactions contemplated herein are subject to the satisfaction, or waiver by Fort, of the following additional conditions:

(iv)	Representations and Warranties. Each of the representations and warranties made by Logia USA and the Founder in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Logia USA or to materially impair the ability of Logia USA or the Founder to consummate the transactions contemplated hereby.

(v)	Covenants. Each of the covenants and obligations that Logia USA and the Founder are required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

(vi)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Logia USA.

(vii)	Logia USA Board and Shareholder Resolutions. Logia USA shall deliver to Fort copies of the duly executed written resolutions of (i) the board of directors of Logia USA and (ii) the shareholders of Logia USA, each in form and substance reasonably satisfactory to Fort, approving and authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

(viii)	Share Transfer. The Founder shall execute and deliver all agreements, instruments, certificates, and other documents, and take all actions, as may be necessary or desirable to effect the Equity Transfer, and such documents shall become effective upon the occurrence of and subject to Closing. To the extent required to consummate the transfer, Logia USA shall also execute and deliver all such agreements, instruments, certificates, and other documents, and take such actions as may be reasonably required.

(ix)	Founder Consulting Agreement. The Founder shall have entered into the Founder Consulting Agreement with Logia USA, (as defined in Section 3.2.1) in substantially the form attached hereto as Exhibit B.

(x)	License Agreement. Logia USA and Logia Israel shall have entered into a license agreement, in substantially the form attached hereto as Exhibit C, pursuant to which Logia Israel grants to Logia USA an exclusive and sublicensable license for the development, manufacture and commercialization in the United States of automated fuel maintenance and integrity systems for standby power generation developed by or on behalf of Logia Israel (the “License Agreement”).

2.3.3 Conditions to the Obligations of Logia USA The obligations of Logia USA to consummate the transactions contemplated herein are subject to the satisfaction, or waiver by Logia USA, of the following additional conditions:

(i)	Representations and Warranties. Each of the representations and warranties made by Fort and the Founder in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Fort or to materially impair the ability of Fort or the Founder to consummate the transactions contemplated hereby.

(ii)	Covenants. Each of the covenants and obligations that Fort and the Founder is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

(iii)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Fort.

2.3.4 Conditions to the Obligations of the Founder. The obligations of the Founder to consummate the transactions contemplated herein are subject to the satisfaction, or waiver by the Founder, of the following additional conditions:

(i)	Representations and Warranties. Each of the representations and warranties made by Fort and Logia USA in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date.

(ii)	Covenants. Each of the covenants and obligations that Fort and Logia USA is required to comply with or perform at or prior to the Closing shall have been complied with and performed in all material respects.

(iii)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Fort or Logia USA.

(iv)	Fort Transfer Agent Instructions. Fort shall deliver to the Founder a copy of the irrevocable instructions to the Fort Transfer Agent instructing the Fort Transfer Agent to deliver, on an expedited basis, a book entry statement evidencing a number of Common Shares of Fort equal to the Founder Fort Shares pursuant to Section 3.1.1, registered in the name the Founder.

ARTICLE III - FOUNDER FORT SHARES AND EQUITY REBALANCING

Section 3.1 Founder Fort Shares

3.1.1 Equity Compensation. At the Closing, Fort shall issue to the Founder 132,603 Fort Shares (the “Founder Fort Shares”), which shall be determined by dividing $125,000 by the Fort Share Value.

Section 3.2 Equity Rebalancing Mechanism

3.2.1 Ongoing Leadership.

(a) The business and operations of Logia USA shall be under the leadership and management of the Founder following the Closing.

(b)The Founder shall serve as Chief Executive Officer of Logia USA pursuant to a consulting agreement to be entered into by the Founder and Logia USA on or prior to the Closing Date in the form attached hereto as Exhibit B (the “Founder Consulting Agreement”) or in any other agreed capacity.

3.2.2 General. In addition to, and without derogating from, the Founder Fort Securities set forth in Section 3.1, during a period of up to three (3) years from the Closing Date (the “Rebalancing Period”), an equity rebalancing mechanism shall apply as set forth in this Section 3.2. All rebalancing thresholds set forth in this Section 3.2 are subject to the relevant sales volume having been achieved through sales bearing a Net Profit Margin of at least twenty percent (20%).

3.2.3 Rebalancing Thresholds. If Logia USA achieves the aggregate sales thresholds set forth below during the Rebalancing Period, Logia USA shall issue to the Founder such number of additional shares of common stock (or if a more senior class of shares exists that of such senior class) of Logia USA as shall bring the Founder’s aggregate shareholding in Logia USA to the applicable percentage set forth below, as of the date of issuance, and each Party shall take, or cause to be taken, all actions necessary to effectuate such issuance:

(i)	If Logia USA achieves aggregate sales exceeding USD $50,000,000, Logia USA shall issue to the Founder such number of additional shares of common stock of Logia USA such that the Founder’s aggregate shareholding in Logia USA shall be equal to seventy percent (70%) of the issued and outstanding capital stock of Logia USA as of the date of issuance (the “First Rebalancing Threshold”);

(ii)	If Logia USA achieves aggregate sales exceeding USD $100,000,000, Logia USA shall issue to the Founder such number of additional shares of common stock of Logia USA such that the Founder’s aggregate shareholding in Logia USA shall be equal to eighty percent (80%) of the issued and outstanding capital stock of Logia USA as of the date of issuance;

(iii)	If Logia USA achieves aggregate sales exceeding USD $150,000,000, Logia USA shall issue to the Founder such number of additional shares of common stock of Logia USA such that the Founder’s aggregate shareholding in Logia USA shall be equal to eighty-five percent (85%) of the issued and outstanding capital stock of Logia USA as of the date of issuance; and

(iv)	If Logia USA achieves aggregate sales exceeding USD $250,000,000, Logia USA shall issue to the Founder such number of additional shares of common stock of Logia USA such that the Founder’s aggregate shareholding in Logia USA shall be equal to ninety-five percent (95%) of the issued and outstanding capital stock of Logia USA as of the date of issuance (the “Final Rebalancing Threshold”), subject to the special provisions set forth in Section 3.2.4 below.

(v)	For purposes of Section 3.2.3 (a) “aggregate sales” means the cumulative revenue recognized by Logia USA from the Closing Date through the applicable determination date, and (b) compliance with the Net Profit Margin requirement shall be determined on the same cumulative basis for such period, which shall be based on the nearest annual or quarterly financial reporting period. For the avoidance of doubt, the nearest annual or quarterly financial reporting period may be in the future based on the date of determination.

(vi)	The achievement of each rebalancing threshold under Section 3.2.3 shall be determined by Logia USA based on its financial statements prepared in accordance with US GAAP. If either the Founder or Fort disputes such determination by written notice delivered within ten (10) Business Days, the matter shall be referred to an independent certified public accountant mutually agreed by the Parties, which shall be one of the ‘Big Four’ global accounting firms (Deloitte, EY, KPMG, or PwC), and in the absence of agreement by chairman of the Israeli Institute of Certified Public Accountants, whose determination shall be given based on Logia USA’s books, shall be given within 21 days from the date such matter has been referred to them; and shall be final and binding absent manifest error.

3.2.4 Additional Shareholders.

(i)	Thresholds (i) through (iii) - Pro Rata Dilution. For the purposes of calculating the number of shares to be issued to the Founder upon achievement of the First Rebalancing Threshold and each subsequent rebalancing threshold up to and including the threshold set forth in Section 3.2.3(iii):

(1) If, at the time of the applicable rebalancing issuance, Fort and the Founder are the only holders of issued and outstanding capital stock of Logia USA, the applicable target percentage shall be calculated by reference to the total issued and outstanding capital stock of Logia USA as of the date of issuance, and the dilution resulting from such issuance shall be borne solely by Fort.

(2) If, at the time of the applicable rebalancing issuance, there are one or more additional shareholders of Logia USA other than Fort and the Founder (the “Additional Shareholders”), the shares to be issued to the Founder to achieve the applicable target percentage shall be calculated by reference to the total issued and outstanding capital stock of Logia USA as of the date of issuance (including all shares held by Additional Shareholders), and the dilution resulting from such issuance shall be borne by Fort and all Additional Shareholders on a pro rata basis in proportion to their respective shareholdings in Logia USA immediately prior to such issuance. For the avoidance of doubt, in such circumstances the issuance to the Founder shall not disproportionately dilute any single shareholder relative to the others, and the post-issuance shareholding of each of Fort and the Additional Shareholders shall reflect a proportionate reduction from their respective pre-issuance shareholdings.

(ii)	Notwithstanding anything to the contrary in this Agreement, upon achievement of the Final Rebalancing Threshold set forth in Section 3.2.3(iv):

(1) If, at the time of the Final Rebalancing Threshold issuance, Fort and the Founder are the only holders of issued and outstanding capital stock of Logia USA, Fort shall hold five percent (5%) of the issued and outstanding capital stock of Logia USA following such issuance, and the Founder shall hold ninety-five percent (95%);

(2) If, at the time of the Final Rebalancing Threshold issuance, there are Additional Shareholders, the number of shares to be issued to the Founder shall be calculated such that:

(i) Fort’s shareholding following such issuance shall be no less than five percent (5%) of the total issued and outstanding capital stock of Logia USA (the “Fort Minimum Holding”), and Fort shall not participate in any dilution resulting from the Final Rebalancing Threshold issuance beyond the Fort Minimum Holding; and

(ii) the dilution required to bring the Founder’s shareholding to ninety-five percent (95%) of the total issued and outstanding capital stock of Logia USA, after giving effect to the Fort Minimum Holding, shall be borne solely by the Additional Shareholders, such that following the Final Rebalancing Threshold issuance the total issued and outstanding capital stock of Logia USA shall be held as follows: the Founder shall hold ninety-five percent (95%), Fort shall hold five percent (5%), and the remaining interests, if any, shall be held by the Additional Shareholders, whose aggregate shareholding shall have been diluted accordingly.

(3) Illustrative Example. By way of illustration, and without limiting the generality of this Section 3.2.4(ii), if immediately prior to the Final Rebalancing Threshold issuance the capital stock of Logia USA is held as follows: Founder 60%, Fort 20%, and Additional Shareholders 20%, then following the Final Rebalancing Threshold issuance the Founder shall hold 95%, Fort shall hold 5%(having been protected from further dilution beyond its pre-issuance 20% holding only to the extent of the Fort Minimum Holding), and the Additional Shareholders shall hold near to 0%, having been fully diluted. The Parties acknowledge that this example is illustrative only, and the actual calculation shall be made by reference to the actual shareholdings at the time of the applicable issuance.

3.2.5 Fixed Calculation Base. For the avoidance of doubt, for purposes of calculating the number of shares to be issued to the Founder under the equity rebalancing mechanism set forth in this Section 3.2, the applicable ownership percentages (70%, 80%, 85% and 95%, as the case may be) shall be calculated solely by reference to the issued and outstanding capital stock of Logia USA as of the date of issuance of such shares to the Founder (the “Fixed Calculation Base”). Nothing in this Section 3.2 shall require Logia USA or Fort to issue to the Founder any shares in excess of those derived from the Fixed Calculation Base, even if, following the time of issuance to the Founder, the Founder’s actual shareholding percentage is lower than the applicable percentage as a result of any dilution event occurred following such issuance.

3.2.6 Achievement of Multiple Thresholds. For the avoidance of doubt, the rebalancing thresholds set forth in Section 3.2.3 are cumulative, and the Founder shall be entitled to additional share issuances upon achievement of each successive threshold, subject to the limitations set forth in this Section 3.2.

3.2.7 Dividend True-Up.

(i)	Subject to applicable law, the board of directors of Logia USA may, in its sole discretion, seek to distribute dividends prior to any equity rebalancing set forth in this Section 3.2. For greater certainty, the Parties acknowledge and agree that, for so long as the Fort Shares remain listed on the TSX Venture Exchange, any dividend declared or paid by Logia USA other than in cash shall be subject to the prior approval of the TSX Venture Exchange.

(ii)	Acknowledgement. The Parties acknowledge that any Dividend Payment declared by the board of directors of Logia USA shall be paid by Logia USA to holders of record of the applicable shares of common stock in accordance with Logia USA’s organizational documents and applicable Law, and nothing in this Agreement shall require Logia USA to declare or pay any dividend or distribution or to pay differing dividends or distributions with respect to shares of the same class.

(iii)	Dividend True-Up. If, with respect to any Dividend Payment for an Applicable Fiscal Year during which a rebalancing event occurred, the aggregate cash dividend actually received by Fort from Logia USA is less than the amount that Fort would have received had such Dividend Payment been allocated based on Fort’s Weighted Ownership Percentage for such Applicable Fiscal Year, then Founder shall instruct Logia USA to pay to Fort, upon such distribution, an amount in cash equal to such deficiency (the “Dividend True-Up Amount”). The Founder shall execute all documentation reasonably requested by Logia USA or Fort in order to cause Logia USA to pay such Dividend True-Up Amount directly to Fort. Notwithstanding the foregoing, in no event shall the Founder’s obligation to pay or cause the payment of any Dividend True-Up Amount exceed the amount actually received by Founder from Logia USA with respect to such Dividend Payment, net of any taxes paid or withheld by Founder attributable to such amount.

(iv)	Calculation. For purposes of determining the Dividend True-Up Amount:

(1) the amount Fort would have received based on its Weighted Ownership Percentage shall equal the total cash Dividend Payment made by Logia USA with respect to all outstanding shares of common stock multiplied by Fort’s Weighted Ownership Percentage;

(2) the Dividend True-Up Amount shall equal the excess, if any, of the amount determined pursuant to clause (i) over the amount actually received by Fort directly from Logia USA in respect of such Dividend Payment; and

(3) if the amount actually received by Fort from Logia USA equals or exceeds the amount determined pursuant to clause (i), no payment shall be required under this Section.

(v)	Illustration. Solely for illustrative purposes, if (i) Fort owns 50.1% of the outstanding shares of common stock from January 1 through September 30 of an Applicable Fiscal Year, (ii) following a Rebalancing Effective Date Fort owns 30.0% of the outstanding shares of common stock from October 1 through December 31 of such Applicable Fiscal Year, and (iii) Logia USA declares and pays a cash Dividend Payment following the end of such Applicable Fiscal Year, Fort’s Weighted Ownership Percentage for such Applicable Fiscal Year shall equal ((273/365) x 50.1%) + ((92/365) x 30.0%), and Founder shall pay Fort the Dividend True-Up Amount, if any, determined pursuant to this Section.

(vi)	Independent Contractual Obligation. The obligations and rights of the Parties under this Section are personal contractual obligations owed solely between Fort and Founder. Such obligations shall not constitute an obligation of Logia USA, shall not affect the amount of any dividend or distribution declared or paid by Logia USA, and shall survive any declaration or payment of any Dividend Payment.

3.2.8 Default Issuance; Founder Acknowledgment

(i)	Acknowledgment of Default Issuance Right. The Founder hereby acknowledges and agrees that, pursuant to Section 3.3 of the Credit Facility Agreement, upon the occurrence and during the continuance of certain Events of Default (as defined in the Credit Facility Agreement and subject to the terms therein), Fort shall have the right, at its sole option, to require Logia USA to issue newly issued equity securities of Logia USA, such that Fort shall hold eighty-five percent (85%) of the issued and outstanding equity securities of Logia USA immediately following such issuance (the “Default Issuance”).

(ii)	Founder Consent and Cooperation. The Founder hereby irrevocably:

(1) consents to the Default Issuance and to the issuance of such number of equity securities of Logia USA to Fort as is necessary to give effect thereto;

(2) agrees to take, and to cause Logia USA to take, all corporate and other actions necessary to give effect to the Default Issuance within three (3) Business Days following Fort’s delivery of written notice of its election to exercise the Default Issuance right, including without limitation executing and delivering all documents and instruments, adopting all necessary resolutions of the board of directors and shareholders of Logia USA, and making all necessary filings with applicable Governmental Authorities; and

(3) waives any and all rights he may have, whether arising under the organizational documents of Logia USA, any Contract, or Applicable Law, to challenge, delay, or prevent the Default Issuance or the issuance of equity securities to Fort in connection therewith, including without limitation any preemptive rights, rights of first refusal, anti-dilution rights, or consent rights.

(iii)	Effect on Founder’s Shareholding. The Founder acknowledges and agrees that, upon consummation of the Default Issuance:

(1) Fort shall hold eighty-five percent (85%) of the issued and outstanding equity securities of Logia USA;

(2) the Founder’s aggregate shareholding in Logia USA shall be reduced accordingly, to reflect the dilution resulting from the issuance of equity securities to Fort pursuant to the Default Issuance; and

(3) the equity rebalancing mechanism set forth in Section 3.2 shall be suspended and shall not apply for so long as Fort holds eighty-five percent (85%) or more of the issued and outstanding equity securities of Logia USA as a result of the Default Issuance, provided that nothing herein shall permanently extinguish the Founder’s rebalancing rights if the Event of Default giving rise to the Default Issuance is subsequently cured or waived in writing by Fort.

(iv)	No Waiver of Default. The Founder acknowledges that Fort’s election to exercise the Default Issuance right shall not constitute a waiver of any Event of Default or of any other right or remedy available to Fort under the Credit Facility Agreement or this Agreement, except that upon consummation of the Default Issuance the outstanding loan amount shall be deemed satisfied and discharged in full in accordance with Section 3.3 of the Credit Facility Agreement.

ARTICLE IV - Governance Rights

Section 4.1 Joint Governance. Effective as of the Closing, Fort and the Founder agree that Logia USA shall be jointly governed as follows, provisions in this Article IV shall apply with respect to any subsidiary of Logia USA, mutatis mutandis:

4.1.1 Board Composition. Following the Closing, the board of directors of Logia USA shall be reconstituted to consist of three (3) directors. From the Closing Date until the occurrence of the First Rebalancing Threshold, the Founder shall have the right to designate and appoint one (1) director to the board of directors of Logia USA, and Fort shall have the right to designate and appoint the remaining two (2) directors. Upon the occurrence of the First Rebalancing Threshold, or in any other event that Fort ceases to hold more than 50.1% of Logia USA’s equity, the foregoing designation rights shall automatically be reallocated such that the Founder shall thereafter have the exclusive right to designate and appoint two (2) directors to the board of directors of Logia USA, and Fort shall thereafter have the exclusive right to designate and appoint one (1) director. Each Party shall take, or cause to be taken, all actions necessary to effectuate and maintain the foregoing board composition and any reallocation of designation rights contemplated herein, including voting its shares and executing such documents as may be reasonably required. Each Party shall also have the exclusive right to remove and replace the director(s) designated by such Party from time to time. The foregoing shall apply with respect to any committee of the board, mutatis mutandis.

4.1.2 Founder’s Role. The Founder shall continue to manage the day-to-day business and operations of Logia USA as Chief Executive Officer pursuant to the Founder Consulting Agreement, with authority over operational matters in the ordinary course of business, subject to the approved annual budget, the oversight of the board of directors of Logia USA and the express limitations set forth in this Agreement and the organizational documents of Logia USA.

4.1.3 Minority Protective Rights. The protective rights set forth in this Section 4.1.3 shall be held by whichever Party holds less than fifty percent (50%) of the issued and outstanding equity of Logia USA at any given time provided that and as long as such Party holds at least five (5%) percent of the issued and outstanding equity of Logia USA (the “Minority Shareholder”). These rights shall automatically transfer to Fort upon the Founder’s shareholding in Logia USA exceeding fifty percent (50%) pursuant to the equity rebalancing mechanism set forth in Section 3.2. Regardless of which Party holds the majority of the issued and outstanding equity of Logia USA (the “Majority Shareholder”), none of the following actions shall be taken without the prior written approval of the Minority Shareholder (the “Protected Matters”):

(i)	any amendment to the certificate of incorporation, bylaws, or other organizational documents of Logia USA that would adversely and disproportionately affect the rights or interests of the Minority Shareholder, relative to the other shareholders of Logia USA, in its capacity as a shareholder;

(ii)	any transaction between Logia USA, on the one hand, and the Majority Shareholder or any of its Affiliates or any director of the Company, on the other hand, other than transactions expressly contemplated by this Agreement or any Transaction Document, or transactions on terms no less favorable to Logia USA than could reasonably be obtained from an unaffiliated third party in an arm’s-length transaction;

(iii)	any voluntary liquidation, dissolution, winding-up, merger, consolidation, recapitalization, sale of all or substantially all assets of Logia USA, or other similar extraordinary transaction involving Logia USA;

(iv)	any creation of a new class or series of equity securities of Logia USA, any issuance of equity securities other than issuances expressly contemplated by this Agreement, or any reclassification, redemption or other alteration of the existing equity interests of Logia USA, in each case that would adversely affect the economic or voting rights of the Minority Shareholder.

The Party proposing any Protected Matter shall provide the Minority Shareholder with at least fifteen (15) Business Days’ prior written notice, together with all material information reasonably necessary to evaluate the proposed action. Failure by the Minority Shareholder to respond within such period shall be deemed a rejection of the proposed action. For the avoidance of doubt, the approval rights set forth in this Section 4.1.3 are limited strictly to the Protected Matters listed above and do not extend to day-to-day operational decisions conducted in the ordinary course of business consistent with the approved annual budget and business plan.

4.1.4 Information Rights. Fort and the Founder shall each be entitled to receive customary financial, operational and other material information concerning Logia USA.

4.1.5 Implementation. The parties shall take all actions and execute all documents necessary to implement and give effect to the governance arrangements set forth in this Article IV, including causing the organizational documents of Logia USA to conform to this Article IV, and in any case of conflict between Article IV and the organizational documents, this Article IV shall prevail.

4.1.6 [Reserved].

4.1.7 Sale of Logia USA Shares.

(i)	From the Closing Date each of Fort and the Founder may not, without the prior written consent of the other Party and, for so long as the Fort Shares are listed on the TSXV, of the TSXV, if applicable, directly or indirectly sell, assign, transfer, pledge, encumber or otherwise dispose of any of shares of common stock of Logia USA held by such Party, except as otherwise expressly provided in this Agreement.

(ii)	Drag-Along Right. Following the third anniversary of this Agreement, if the Majority Shareholder proposes to transfer all of its shares of common stock of Logia USA to a bona fide third-party purchaser, the Majority Shareholder may require each Minority Shareholder to sell to the purchaser such all of its shares of common stock of Logia USA, up to and including all of such shares, as is reasonably required by the purchaser to complete the transaction, at the same price per share and otherwise on the same terms and conditions as apply to the Majority Shareholder. The Majority Shareholder shall provide at least 15 days’ prior written notice of the proposed transfer, including the identity of the purchaser and the material terms of the transaction. The Minority Shareholder shall execute all documents and take all actions reasonably required to complete the transfer; provided, however, that no shareholder of Logia USA shall be required to give representations, warranties, covenants, or indemnities other than customary representations relating to title to its shares of common stock of Logia USA and authority to transfer such shares, on the same basis as the Majority Shareholders. No shareholder’s liability shall exceed the consideration received by such shareholder, except in the case of fraud or willful misconduct. The exercise of the drag-along right by Fort shall be subject to the prior approval of the TSXV, if applicable.

(iii)	Tag-Along Right. If the Majority Shareholder proposes to transfer any of its shares of common stock of Logia USA to a bona fide third-party purchaser, the Minority Shareholder shall have the right to participate in the proposed transfer by selling to the purchaser, at the same price per share and otherwise on the same terms and conditions, a pro rata number of its shares based on the proportion of shares proposed to be transferred by the Majority Shareholder. The Majority Shareholder shall provide at least 15 days’ prior written notice of the proposed transfer, including the identity of the purchaser, the number of shares proposed to be transferred, the purchase price, and the material terms of the transaction. The proposed transfer may not be completed unless the purchaser agrees to purchase the shares validly offered by the Minority Shareholder. If the purchaser is unwilling to purchase all such shares of common stock of Logia USA, the number of shares to be transferred by each participating shareholder shall be reduced on a pro rata basis. If the proposed transfer is not completed within 20 days after the notice, the tag-along right shall lapse with respect to that proposed transfer. The exercise of the tag-along right by Fort shall be subject to the prior approval of the TSXV, if applicable.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF LOGIA USA AND THE FOUNDER

Section 5.1 Each of Logia USA and the Founder, jointly and severally, represent and warrant to Fort that the statements contained in this Article V are true and correct as of the date of this Agreement and in all material respects as of the Closing Date:

5.1.1 Corporate Existence and Power.

(i)	Logia USA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Logia USA is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the conduct of its business or the activities it is engaged in make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to be material to Logia USA. Logia USA has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed.

(ii)	The Founder is an individual with full legal capacity to enter into and perform his obligations under this Agreement and the other Transaction Documents to which he is a party.

5.1.2 Corporate Authorization.

(i)	Logia USA has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof, and the execution, delivery and performance by Logia USA of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Logia USA.

(ii)	This Agreement constitutes, and any other Transaction Document to which Logia USA or the Founder will be a party will constitute upon execution thereof, the legal, valid and binding obligation of Logia USA and the Founder, respectively, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.1.3 Capitalization.

(i)	As of the date of this Agreement, the Founder is the sole issued and outstanding shareholder of Logia USA. Except as contemplated by this Agreement and the ESOP Plan to be adopted following Closing pursuant to Section 4.1.6, there are no outstanding options, warrants, rights, calls, convertible securities, or other agreements or commitments of any character obligating Logia USA to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of Logia USA.

(ii)	All of the issued and outstanding equity of Logia USA is and has been, when issued in accordance with its respective terms, duly authorized and validly issued, fully paid, and nonassessable.

(iii)	The Founder has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the issued and outstanding equity of Logia USA, including the Equity Interest, free and clear of any and all Liens, other than restrictions arising under applicable securities laws or the organizational documents of Logia USA. The Founder has sole voting power and sole power of disposition with respect to all of such equity.

5.1.4 Non-Contravention. Neither the execution, delivery or performance by Logia USA or the Founder of this Agreement or any of the Transaction Documents to which they are a party, nor the consummation of the transactions contemplated hereby, will (with or without notice or lapse of time or both):

(i)	contravene, conflict with or result in a violation of any of the provisions of Logia USA’s certificate of incorporation, bylaws, or other organizational documents;

(ii)	contravene, conflict with or result in a violation of any Applicable Law;

(iii)	give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under any Applicable Law;

(iv)	contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract by which Logia USA or the Founder is bound; or

(v)	result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Logia USA.

5.1.5 Financial Statements. Logia USA has made available to Fort all financial statements of Logia USA available as of the date of this Agreement (the “Financial Statements”). The Financial Statements, if any: (i) have been prepared based on the books and records of Logia USA; (ii) have been prepared in accordance with US GAAP applied on a consistent basis; and (iii) fairly present in all material respects the financial condition of Logia USA as of the date thereof and the results of operations and cash flows of Logia USA for the periods therein specified, subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end adjustments.

5.1.6 Absence of Certain Changes. Since the date of the most recent Financial Statements, there has not been any event, occurrence, development or state of circumstances or facts that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Logia USA.

5.1.7 No Undisclosed Liabilities. Logia USA has no liabilities of any kind required to be reflected or reserved in financial statements in accordance with US GAAP, other than: (a) liabilities reflected in the Financial Statements; and (b) outstanding balance owed by Logia USA to Logia Israel in the amount of USD 390,000 (the “Logia USA Debt”).

5.1.8 Compliance with Applicable Law. Logia USA is, and has at all times been, in compliance in all material respects with all Applicable Laws. Logia USA has not been informed in writing that its operations are under investigation with respect to, or given written notice of, any violation or possible violation of any Applicable Law.

5.1.9 Intellectual Property.

(i)	Logia USA owns or has the valid right or license to use all intellectual property used in or required for the conduct of its business as currently conducted, except where the failure to own or have such right or license would not reasonably be expected to be material to Logia USA.

(ii)	The Founder represents and warrants that the technology and know-how developed by Logia Israel and intended to be commercialized through Logia USA does not, to the Knowledge of the Founder, infringe or misappropriate the intellectual property of any third party.

(iii)	There are no pending or, to the Knowledge of the Founder, threatened in writing claims, actions, or proceedings against Logia USA or Logia Israel with respect to any intellectual property used in or required for the conduct of the business of Logia USA.

5.1.10 Litigation. There is no pending proceeding that has been submitted to Logia USA, nor has any Person threatened in writing to commence any proceeding: (i) that involves Logia USA or its business, or any of the assets or properties owned or used by Logia USA; or (ii) that challenges, or that may reasonably be expected to have the effect of preventing, delaying, or making illegal the consummation of the transactions contemplated herein.

5.1.11 Taxes.

(i)	Logia USA has timely filed all material Tax Returns required to be filed by it and has timely paid all material Taxes shown as due on such Tax Return All such Tax Returns are true, complete and accurate in all material respects.

(ii)	There are no pending or, to the Knowledge of Logia USA and the Founder, threatened audits, examinations, or proceedings with respect to any Taxes of Logia USA.

5.1.12 Material Contracts. Except as set forth on Schedule 5.1.12, Logia USA is not party to any material Contracts to as of the date of this Agreement.

5.1.13 Employees. Since its inception and as of the date of this Agreement, Logia USA has not and does not employ.

5.1.14 Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Logia USA or the Founder who is entitled to any fee or commission in connection with the transactions contemplated herein.

5.1.15	Equity Interest. The Founder represents and warrants to Fort that he was issued with the Equity Interest on the incorporation of Logia USA and has continuously held the Equity Interest since the date of such acquisition.

5.1.16	Securities Laws. The Founder represents and warrants to Fort that:

(i)	The Founder recognizes that the purchase of the Fort Securities involves a high degree of risk including, but not limited to, the following: (a) Fort requires substantial funds in order to fund its operations; (b) an investment in Fort is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in Fort and the Fort Securities; (c) the Founder may not be able to liquidate the Founder’s investment in the Fort Securities; (d) transferability of the Fort Securities may be extremely limited or restricted by applicable law; (e) in the event of a future disposition of the Fort Securities (or any securities issuable upon conversion and/or exercise of the Fort Securities), the Founder could sustain the loss of the Founder’s entire investment; and (f) Fort has not paid any dividends since its inception, does not anticipate paying any dividends in the near future and any future dividends will be subject to the discretion of and approval by Fort’s board of directors.

(ii)	At the time the Founder was offered the Fort Securities, it was, and as of the date hereof, it is (i) an accredited investor within the meaning of Regulation D prescribed by the SEC pursuant to the Securities Act (a “Regulation D Investor”) or (ii) not a U.S. Person as defined in Regulation S promulgated under the Act (a “Regulation S Investor”). If the Founder is a Regulation D Investor and is U.S. Person, the Founder also represents that: (w) the Founder can afford to bear the economic risk of holding the Fort Securities for an indefinite period and can afford to suffer the complete loss of the Founder’s investment in the Fort Securities; (x) the Founder is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D; (y) its knowledge and experience in financial and business matters is such that the Founder is capable of evaluating the risks of the investment in the Fort Securities; and (z) only to the extent that the Founder is not an individual, it has not been organized for the purpose of acquiring the Fort Securities and all the equity owners of the Founder is a Regulation D Investor. If the Founder is a Regulation S Investor, the Founder also represents that: (1) it is neither a U.S. Person nor a Distributor (as defined in Rule 902 of Regulation S), (2) on the date hereof, the Regulation S Investor is outside the United States, (3) the Founder is not acquiring the Fort Securities for the account or benefit of any U.S. Person, (4) it will not, during the 40 day period starting on the date of the Founder’s purchase and receipt of the Fort Securities, offer or sell any of the Fort Securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws and (5) it will, after the expiration of such 40 day period, offer, sell, pledge or otherwise transfer the Fort Securities (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws, (6) it did not become aware of Fort or the Fort Securities through any form of “directed selling efforts” (as defined in Rule 902 of Regulation S), and no general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Founder or any of its representatives in connection with the offer and sale of any of the Fort Securities, (7) it is not acquiring the Fort Securities in a transaction or part of series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act. The Founder has confirmed on the signature page hereto whether the Founder is a Regulation D Investor and/or a Regulation S Investor, and the Founder represents and warrants that the information set forth in its respective signature page is true and correct. The Founder hereby represents and warrants to Fort that the Founder’s responses to the investor questionnaire substantially in the form attached as Exhibit D to this Agreement (the “Purchaser Questionnaire”) are true, correct and complete in all respects.

(iii)	The Founder hereby acknowledges, represents and warrants that (a) the Founder has adequate means of providing for the Founder’s current financial needs and contingencies; (b) the Founder has knowledge and experience in business and financial matters, prior investment experience (including investment in securities that are non-listed, unregistered and/or not traded on a national securities exchange, and issued by non-reporting companies), or employed the services of a “purchaser representative” (as defined in Rule 501 of Regulation D), attorney and/or accountant to read and review all of the documents furnished or made available by Fort to the Founder, to evaluate the merits and risks of an investment in the Fort Securities on the Founder’s behalf; (c) the Founder is able to bear the economic risk that the Founder assumes by investing in the Fort Securities; and (d) the Founder can afford a complete loss of the Founder’s investment in the Fort Securities.

(iv)	The Founder hereby (i) acknowledges receipt and careful review of this Agreement, Fort’s organizational documents (the “Charter Documents”) that are filed as exhibits to Fort’s registration statement on Form 20-F (File No. 001-43178), as amended, as filed with the SEC on May 1, 2026 (the “Registration Statement”), Fort’s financial statements for the fiscal year ended December 31, 2025, filed with the Registration Statement (the “Offering Materials”) and (ii) represents that the Founder has been furnished by Fort with all information regarding Fort and any additional information that the Founder has requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Fort concerning Fort; provided, however, that no investigation performed by or on behalf of the Founder shall limit or otherwise affect its right to rely on the representations and warranties of Fort expressly contained herein.

(v)	In making the decision to invest in the Fort Securities, the Founder has relied solely upon the information provided by Fort in this Agreement. To the extent necessary, the Founder has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and the purchase of the Fort Securities hereunder. The Founder disclaims reliance on any statements made or information provided by any person or entity in the course of Founder’s consideration of an investment in the Fort Securities other than this Agreement and the results of Founder’s own independent investigation.

(vi)	The Founder represents that (i) the Founder was contacted regarding the sale of the Fort Securities by Fort (or another person whom the Founder believed to be an authorized agent or representative thereof with whom the Founder had a prior substantial pre-existing relationship), (ii) the Founder did not learn of the transactions contemplated by this Agreement by means of any form of general solicitation or general advertising, (iii) the Founder did not receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the transactions contemplated by this Agreement and (iv) the Founder did not attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising with respect to the transactions contemplated by this Agreement.

(vii)	The Founder hereby acknowledges that the transactions contemplated by this Agreement has not been reviewed by the Securities and Exchange Commission (the “SEC”) or any state regulatory authority and that the transactions contemplated by this Agreement is intended to be exempt from the registration requirements of Section 5 of the Securities Act pursuant to the exemption therefrom provided by Section 4(a)(2) of the Securities Act and Regulation S, Regulation D or other applicable exemption from registration provided for under the Securities Act or promulgated thereunder. The Founder understands that the Fort Securities have not been and will not be registered under the Securities Act or under any state securities or “blue sky” laws and agrees not to sell, pledge, assign or otherwise transfer or dispose of the Fort Securities unless and until they are registered under the Securities Act and under any applicable state securities or “blue sky” laws or pursuant to an available exemption therefrom. The Founder hereby represents that the Founder is purchasing the Fort Securities for the Founder’s own account for investment purposes and not with a view toward the resale or distribution to others; provided, however, that nothing contained herein shall constitute an agreement by the Founder to hold the Fort Securities for any particular length of time and Fort acknowledges that the Founder shall at all times retain the right to dispose of the Fort Securities as it may determine in its sole discretion, subject to any restrictions imposed by applicable law.

(viii)	The Founder consents to the placement of a legend on any certificate or other document evidencing the Fort Securities that such securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Founder is aware that Fort will make a notation in its appropriate records with respect to the restrictions on the transferability of the Fort Securities. The legend to be placed on each certificate shall be in form substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE ARTICLES OF ASSOCIATION OF THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY AT ITS REGISTERED OFFICE.”

(ix)	The Founder consents to the placement of a legend on any certificate or other document evidencing the Fort Securities as required by the TSX Venture Exchange. The Founder is aware that Fort will make a notation in its appropriate records with respect to the restrictions on the transferability of the Fort Securities. The legend to be placed on each certificate shall be in form substantially similar to the following:

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [INSERT DATE].

(x)	The Founder consents to the placement of a legend on any certificate or other document evidencing the Fort Securities as required by the Canadian securities laws. The Founder is aware that Fort will make a notation in its appropriate records with respect to the restrictions on the transferability of the Fort Securities. The legend to be placed on each certificate shall be in form substantially similar to the following:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]”;

(xi)	Reserved].

(xii)	The Founder hereby represents that it is purchasing any Fort Securities issued to it as principal, complies with securities law requirements in the jurisdiction where the Founder is resident in, and does not rely on Multilateral Instrument 45-108 Crowdfunding in the jurisdiction where the Founder is resident.

(xiii)	The Founder acknowledges that if the Founder is a Registered Representative of a Financial Industry Regulatory Authority (“FINRA”) member firm, the Founder must give such firm the notice required by the FINRA’s Rules of Fair Practice, receipt of which must be acknowledged by such firm in the Founder’s Purchaser Questionnaire.

(xiv)	The Founder understands that the Fort Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Fort is relying in part upon the truth and accuracy of, and the Founder’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Founder set forth herein in order to determine the availability of such exemptions and the eligibility of the Founder to acquire the Fort Securities. The Founder agrees to supply Fort, within five (5) days after the Founder receives the request therefor from Fort, with such additional information concerning the Founder as Fort deems necessary or advisable for purposes of making such determination.

The Founder understands that Rule 144 promulgated under the Securities Act (“Rule 144”) requires, among other conditions, a minimum holding period of one (1) year prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. The Founder understands and hereby acknowledges that Fort is under no obligation to register the Fort Securities under the Securities Act, any state securities or “blue sky” laws or to assist the Founder in obtaining an exemption from any such registration requirements.

5.1.16 Waiver of Rights. The Founder hereby, effective as of the Closing, irrevocably and unconditionally waives, releases, and relinquishes, to the fullest extent permitted by Applicable Law, any and all rights that could impede, delay, or adversely affect the consummation of the transactions contemplated herein, including any preemptive rights, rights of first refusal, anti-dilution rights, or similar rights, in each case whether arising under Logia USA’s organizational documents, any Contract, or under Applicable Law. The Founder further covenants and agrees not to assert, exercise, or seek to enforce any of the foregoing rights against Fort, Logia USA, or any of their respective Affiliates or successors, whether at or after the Closing, in each case solely in connection with the transactions contemplated by this Agreement. Nothing in this Section 5.1.16 shall waive any right expressly granted to the Founder or anyone in his behalf under this Agreement or any other Transaction Document.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF FORT

Section 6.1 Fort represents and warrants to Logia USA and the Founder that the statements contained in this Article VI are true and correct as of the date of this Agreement and as of the Closing Date:

6.1.1 Corporate Existence and Power. Fort is a corporation duly continued and validly existing under the laws of the Province of Ontario, Canada. Fort has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (c) to perform its obligations under all Contracts to which it is a party.

6.1.2 Corporate Authorization.

(i)	Fort has all necessary corporate power and authority to enter into, deliver and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof, and the execution, delivery and performance by Fort of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on its part.

(ii)	This Agreement constitutes, and any other Transaction Document to which Fort will be a party will constitute upon execution thereof, the legal, valid and binding obligation of Fort, enforceable against Fort in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.1.3 Capitalization of Fort.

(i)	Fort has duly authorized share capital sufficient to issue the Fort Shares contemplated by this Agreement. All Fort Shares to be issued pursuant to this Agreement shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable free and clear from ant Lien.

(ii)	Fort’s common shares are listed on the Nasdaq and the TSX Venture Exchange and Fort is in compliance in all material respects with all applicable Nasdaq and TSX Venture Exchange listing standards as of the date of this Agreement.

(iii)	Fort is a “foreign private issuer” as defined under Rule 3b-4 under the Exchange Act.

6.1.4 Non-Contravention. Neither the execution, delivery or performance by Fort of this Agreement or any of the Transaction Documents to which Fort is a party, nor the consummation of the transactions contemplated hereby, will (with or without notice or lapse of time or both):

(i)	contravene, conflict with or result in a violation of any of the provisions of Fort’s organizational documents;

(ii)	contravene, conflict with or result in a violation of any Applicable Law;

(iii)	give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under any Applicable Law; or

(iv)	result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Fort.

6.1.5 Compliance with Applicable Law. Fort is, and has at all times been, in compliance in all material respects with, and has operated its business and maintained its assets and properties in material compliance with, all Applicable Laws, including all applicable securities laws, Nasdaq listing rules and TSX Venture Exchange listing rules.

6.1.6 Fort SEC Documents. Fort has filed all material required to be filed with the SEC in accordance with Applicable Law, including pursuant to the Exchange Act, for the period beginning on January 1, 2025 , or, if it has been required to make such filings for a shorter period, for such shorter period (the “Fort SEC Documents”). The Fort SEC Documents, as of the date of their respective filing dates, were true and correct in all material respects and complied with the applicable requirements of Applicable Law and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.1.7 Private Placement. Assuming the accuracy of the Founder’s representations and warranties set forth in Section 5.1.16, no registration under the Securities Act is required for the offer and sale of the Fort Shares to the Founder as contemplated hereby, whether in reliance on Regulation S promulgated under the Securities Act, Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, or another available exemption from the registration requirements of the Securities Act. To the extent the issuance of the Fort Securities is effected in reliance on Regulation S, Fort is a “foreign issuer” as defined in Regulation S under the Securities Act and has not engaged in any “directed selling efforts” (as defined in Regulation S) with respect to the issuance of the Fort Shares to the Founder.

6.1.8 Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Fort who is entitled to any fee or commission from Fort in connection with the transactions contemplated herein.

6.1.9 Securities Laws. Fort represents and warrants that:

(i)	Fort (i) can bear the economic risk of its investment and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Logia USA and its securities.

(ii)	Fort understands that the sale of the Equity Interest is not registered under the Securities Act and that the issuance hereof to Fort is intended to be exempt from registration under the Securities Act under the so-called “Section 4(1 1/2) exemption and/or Section 4(a)(7) of the Securities Act.

(iii)	Fort acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(iv)	Fort acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Logia USA and its securities. To the full satisfaction of Fort, it has been furnished all materials that it has requested relating to Logia USA and the purchase of the Equity Interest hereunder.

(v)	Fort understands that the Equity Interest may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Fort understands that the Equity Interest shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

6.1.10 Financial Capacity. Fort has, or will have at the Closing, sufficient financial resources available to fund its obligations under the Transaction Documents.

ARTICLE VII - COVENANTS

Section 7.1 Covenants of Logia USA and the Founder Prior to Closing. From the date of this Agreement until the Closing Date, Logia USA and the Founder each covenant and agree:

7.1.1 Conduct of Business. Logia USA shall conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its present business organization and maintain satisfactory relationships with its customers, suppliers, and others having a business relationship with it.

7.1.2 Preparation and Delivery of Financial Statements. Within thirty (30) days following the date of this Agreement, Logia USA shall, at Fort’s cost, prepare and deliver to Fort such financial statements and other financial information as Fort may reasonably request, to the extent reasonably available and prepared in accordance with Applicable Law and the applicable accounting standards.

7.1.3 No Competing Transactions. Logia USA and the Founder shall not, directly or indirectly, solicit, initiate, knowingly encourage, or cooperate with the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that which may reasonably be expected to lead to any investment in, or acquisition of, Logia USA that would be in opposition to or in competition with the transactions contemplated herein. In the event Logia USA or the Founder receives any form of offer or inquiry in respect of the foregoing, Logia USA or the Founder (as applicable) shall forthwith (and in any event within one (1) Business Day following receipt) notify Fort of such offer or inquiry and provide Fort with such details as it may reasonably request.

7.1.4 Negative Covenants. Without Fort’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Logia USA shall not:

(i)	issue any debt, equity or other securities, except in connection with the transactions contemplated herein;

(ii)	borrow money or incur any indebtedness for money borrowed, except in the ordinary course of business;

(iii)	make loans, advances or other payments, other than in the ordinary course of business;

(iv)	declare or pay any dividends or distribute any of Logia USA’s properties or assets to shareholders;

(v)	dispose of any of Logia USA’s properties or assets out of the ordinary course of business;

(vi)	alter or amend Logia USA’s certificate of incorporation, bylaws, or other organizational documents in any manner, except as required to give effect to the transactions contemplated herein; or

(vii)	enter into any transaction or material Contract which is not in the ordinary course of business.

7.1.5 Cooperation. Logia USA and the Founder shall cooperate fully with Fort and shall use all commercially reasonable efforts to assist Fort in its efforts to complete the transactions contemplated herein.

Section 7.2 Covenants of Fort Prior to Closing. From the date of this Agreement until the Closing Date, Fort covenants and agrees:

7.2.1 No Competing Transactions. Fort shall not, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate any transaction in opposition to or in competition with the transactions contemplated herein. In the event Fort receives any form of offer or inquiry that could reasonably be expected to conflict with the transactions contemplated herein, Fort shall forthwith notify Logia USA of such offer or inquiry.

7.2.2 Cooperation. Fort shall cooperate fully with Logia USA and the Founder and shall use all commercially reasonable efforts to assist in completing the transactions contemplated herein.

Section 7.3 Covenants of All Parties Following Closing.

7.3.1 Further Assurances. Following the Closing, each Party shall, upon the reasonable request of any other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

7.3.2 Public Announcements. All public notices to third parties and all other publicity concerning this Agreement and the transactions contemplated hereby shall be jointly planned and coordinated by the Parties, and neither Party shall act unilaterally in this regard without the prior written approval of the other Parties, except that Fort may issue such news releases or public statements if and when required to do so by Applicable Law or the rules of any stock exchange on which Fort’s securities are listed, provided that in all cases Fort will use commercially reasonable efforts to provide the other Parties with an opportunity to review and comment on any such release or statement prior to its issuance.

7.3.3 Transactions in Fort Shares. During the period beginning on the date hereof and until the Closing or termination of this Agreement, neither Logia USA, the Founder, their Affiliates, nor anyone on their behalf shall sell, contract to sell, solicit offers to sell, make any short sale, or otherwise dispose of, directly or indirectly, any Fort Securities or any securities convertible into or exchangeable for Fort Shares, or otherwise actively adversely influence the price of Fort Shares as reported on the Nasdaq or the TSX Venture Exchange.

ARTICLE VIII - POST-CLOSING COVENANTS

Section 8.1 Reporting and Information Rights

(i)	Financial Reporting. Logia USA shall provide its shareholders with:

(1) unaudited quarterly financial statements of Logia USA within fifteen (15) days after the end of each fiscal quarter; and

(2) audited annual financial statements of Logia USA (prepared at Fort’s cost) within thirty (30) days after the end of each fiscal year.

(ii)	Financial Reporting Services and Expenses. Fort and Logia USA shall negotiate in good faith and use commercially reasonable efforts to enter into a mutually acceptable services agreement (the “Services Agreement”) as promptly as reasonably practicable following the Closing. The Services Agreement shall provide for Fort to furnish to Logia USA, on terms and conditions to be mutually agreed, certain bookkeeping, accounting, financial reporting, audit support and related administrative services as may be reasonably requested by Logia USA including the financial statements as set forth above. The Services Agreement shall also provide that the aggregate amount payable by Logia USA for all services provided thereunder, including all fees, charges, reimbursements, and allocated costs and expenses, shall not exceed $50,000 in any calendar year provided that Logia USA’s annual revenues are less than $10,000,000.

(iii)	Milestone Reporting. Logia USA shall provide Fort with a written report within fifteen (15) days after the end of each quarter covered by Schedule A, setting forth the status of the Definitive Milestones for such quarter, including the progress achieved against each KPI and any deviations from the Budget.

(iv)	Access Rights. Fort shall be entitled, at any time during normal business hours and upon reasonable advance notice to Logia USA, to: (i) inspect the books and records of Logia USA; (ii) meet with the management of Logia USA; and (iii) conduct such other due diligence activities as Fort may reasonably request.

Section 8.2 Increase in Logia USA Stockholder Approval. In the event that Logia USA does not have sufficient authorized shares to issue shares of Logia USA common stock pursuant to the equity rebalancing mechanism set forth in Section 3.2, Logia USA shall hold a general meeting of stockholders for the purpose obtaining the Stockholder Approval, with the recommendation of the Logia USA’s board of directors that such proposals are approved, and Logia USA shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. Fort hereby covenants and agrees to vote all shares of Logia USA common stock held by Fort in favor of the Stockholder Approval at any such meeting. If Logia USA does not obtain Stockholder Approval at the first meeting, Logia USA shall call a meeting every ninety (90) days thereafter to seek the Stockholders Approval.

Section 8.3 Logia USA Debt. Logia USA shall pay the Logia USA Debt as follows: (i) USD 67,000 shall be paid on the Closing Date, (ii) USD 33,000 shall be repaid on the three month anniversary of the Closing Date and (iii) the remaining USD 290,000 shall be paid from Logia USA profits upon becoming operationally profitable; provided that such amount may only be repaid from Logia USA profits after Logia USA has repaid in full all outstanding principal amounts, plus interest accrued thereon, pursuant to the Credit Facility Agreement. On the Closing Date and prior to the repayment of any portion of the Logia USA Debt, the Founder shall cause Logia Israel to issue invoices to Logia USA, which shall be sent to Fort upon receipt of such invoices.

ARTICLE IX – CONFIDENTIALITY

Section 9.1 Confidentiality Obligations. Each Party hereto shall keep confidential any information (the “Confidential Information”) of a sensitive or proprietary nature concerning the other Parties or their respective businesses, properties and assets made available to the other Parties or their representatives; provided that Confidential Information does not include information which is:

(i)	generally available to or known by the public other than as a result of improper disclosure by the receiving Party; or

(ii)	obtained by the receiving Party from a source other than the disclosing Party, provided that (to the reasonable knowledge of the receiving Party) such source was not bound by a duty of confidentiality to the disclosing Party with respect to such information.

Section 9.2 Permitted Disclosures. Except as and only to the extent required by Applicable Law, regulation or applicable stock exchange policy (in which case the receiving Party shall, to the extent legally permissible, provide prior written notice to the disclosing Party to enable it to seek protective relief), a Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished by a disclosing Party, other than for the purposes of evaluating and performing the transactions contemplated in this Agreement.

Section 9.3 Return of Confidential Information. If this Agreement is terminated pursuant to Article X, each receiving Party will promptly return to the disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

ARTICLE X - TERMINATION

Section 10.1 Termination. This Agreement may be terminated prior to the Closing:

(i)	by mutual written agreement of Fort and the Founder;

(ii)	by either Fort or the Founder, by written notice to the other Parties, if the Closing has not been consummated on or before October 1, 2026 (the “End Date”), provided that such date may be extended by mutual written agreement of the Parties, and provided further that the right to terminate this Agreement pursuant to this Section 10.1(ii) shall not be available to any Party whose breach of or failure to comply with any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(iii)	by either Fort or the Founder, by written notice to the other Parties, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein;

(iv)	by Fort, by written notice to Logia USA and the Founder, if: (i) any representation or warranty of Logia USA or the Founder shall be inaccurate or untrue to the extent that the condition set forth in Section 2.3.2(v) would not be satisfied, provided that such inaccuracy is not capable of cure, or, if capable of cure, is not cured within fifteen (15) days of delivery of written notice thereof from Fort; or (ii) there shall have occurred a Material Adverse Effect with respect to Logia USA; or

(v)	by the Founder, by written notice to Fort, if: (i) any representation or warranty of Fort shall be inaccurate or untrue to the extent that the condition set forth in Section 2.3.3(i) would not be satisfied, provided that such inaccuracy is not capable of cure, or, if capable of cure, is not cured within fifteen (15) days of delivery of written notice thereof from the Founder; or (ii) there shall have occurred a Material Adverse Effect with respect to Fort.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with respect to the transactions contemplated herein, and there shall be no liability or obligation on the part of any Party to any other Party by virtue of this Agreement; provided that:

(i)	none of the Parties shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and

(ii)	the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article IX (Confidentiality), this Section 10.2, and Article XIII (Miscellaneous) with respect to matters arising prior to termination.

ARTICLE XI - INDEMNIFICATION

Section 11.1 Survival of Representations

11.1.1 Logia USA and Founder Representations. All representations and warranties of Logia USA and the Founder contained in Article V herein herein shall survive the Closing solely for the periods expressly set forth in this Section 11.1.1. The Founder will not be liable with respect to any claim for breach or inaccuracy of any representation or warranty unless written notice of a claim thereof is delivered to the Founder prior to the date that is twelve (12) months after the Closing Date (the “Sellers Survival Date”), except for the representations and warranties contained in Section 5.1.1 (Corporate Existence and Power), Section 5.1.2 (Corporate Authorization), Section 5.1.3 (Capitalization), and Section 5.1.4 (Non-Contravention), for which the Sellers Survival Date shall be the applicable statute of limitations plus sixty (60) days following the Closing Date (such representations and warranties being collectively referred to as the “Sellers Fundamental Representations”). The Parties agree that so long as written notice is given on or prior to the applicable Sellers Survival Date with respect to any claim and a claim is filed with the applicable court/arbitrator within six (6) months from the delivery of such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

11.1.2 Fort Representations. All representations and warranties of Fort contained in Article VI herein shall survive the Closing solely for the periods expressly set forth in this Section 11.1.2. Fort shall not be liable with respect to any claim for breach or inaccuracy of any representation or warranty unless written notice thereof is delivered to Fort prior to the date that is twelve (12) months after the Closing Date (the “Purchaser Survival Date”), except for the representations and warranties contained in Section 6.1.1 (Corporate Existence and Power), Section 6.1.2 (Corporate Authorization), Section 6.1.3 (Capitalization of Fort), and Section 6.1.4 (Non-Contravention), for which the Purchaser Survival Date shall be the applicable statute of limitations plus sixty (60) days following the Closing Date (such representations and warranties being collectively referred to as the “Purchaser Fundamental Representations”).

Section 11.2 Indemnification by Logia USA and the Founder

11.2.1 From and after the Closing, Logia USA and the Founder shall, jointly and severally, indemnify Fort and its Affiliates and each of their respective representatives, successors and assigns (collectively, the “Fort Indemnified Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Fort Indemnified Party in respect of, any Loss which such Fort Indemnified Party may suffer, sustain or become subject to, as a result of or arising out of:

(i)	any inaccuracy in or breach of any representation or warranty of Logia USA or the Founder contained in Article V of this Agreement; or

(ii)	any breach of any covenant or obligation of Logia USA or the Founder in this Agreement or in any other Transaction Document.

11.2.2 Indemnification Cap. The maximum aggregate liability of Logia USA and the Founder for Losses arising under Section 11.2.1 shall be limited to the total amount of the Credit Facility actually disbursed by Fort to Logia USA as of the date of any indemnification claim, except in the event of gross negligence, willful misconduct, intentional misrepresentation or fraud by Logia USA or the Founder, in each of which cases the maximum aggregate liability shall be unlimited.

11.2.3 Basket. No Fort Indemnified Party shall be entitled to indemnification in respect of any breach of a representation or warranty of Logia USA or the Founder unless and until all such breaches result in total Losses in an amount of at least USD $50,000 (the “Sellers Basket Amount”), in which case the Fort Indemnified Parties shall be entitled to the entire amount of Losses including the Sellers Basket Amount. The foregoing limitation shall not apply in the case of willful breach, intentional misrepresentation or fraud, or to inaccuracies in or breaches of any Sellers Fundamental Representations.

Section 11.3 Indemnification by Fort

11.3.1 From and after the Closing, Fort shall indemnify Logia USA, the Founder, and their respective Affiliates and each of their respective representatives, successors and assigns (collectively, the “Founder Indemnified Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Founder Indemnified Party in respect of, any Loss which such Founder Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)	any inaccuracy in or breach of any representation or warranty of Fort contained in this Agreement or in any Transaction Document; or

(ii)	any breach of any covenant or obligation of Fort in this Agreement or in any other Transaction Document.

11.3.2 Indemnification Cap. The maximum aggregate liability of Fort for Losses arising under Section 11.3.1 shall be limited to the total amount of the Credit Facility actually disbursed by Fort to Logia USA as of the date of any indemnification claim, except in the event of: (i) a breach of any Purchaser Fundamental Representation; or (ii) willful breach, intentional misrepresentation or fraud by Fort, in each of which cases the maximum aggregate liability shall be unlimited.

11.3.3 Basket. No Founder Indemnified Party shall be entitled to indemnification in respect of any breach of a representation or warranty of Fort unless and until all such breaches result in total Losses in an amount of at least USD $25,000 (the “Purchaser Basket Amount”), in which case the Founder Indemnified Parties shall be entitled to the entire amount of Losses including the Purchaser Basket Amount. The foregoing limitation shall not apply in the case of willful breach, intentional misrepresentation or fraud, or to inaccuracies in or breaches of any Purchaser Fundamental Representations.

Section 11.4 Claims and Procedures

11.4.1 Notice of Claim. If from and after the Closing any indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification pursuant to this Article XI, such indemnified Party may deliver to the indemnifying Party a written notice (a “Claim Notice”):

(i)	stating that an indemnified Party believes that there is or may have been a breach of a representation, warranty or covenant contained in this Agreement;

(ii)	containing a description of the nature of the claim and the amount of Losses claimed; and

(iii)	setting out in reasonable detail the material facts known to the indemnified Party giving rise to such claim.

11.4.2 Dispute Procedure. The indemnifying Party shall have twenty (20) days after receipt of the Claim Notice to deliver to the indemnified Party a written response either agreeing with the Claim Notice in full or in part, or disputing the Claim Notice. If the indemnifying Party does not deliver a written response within such twenty (20) day period, the Parties shall continue to discuss the matter in good faith, and no claim shall be deemed admitted solely by reason of a failure to respond within such period.

11.4.3 Dispute Resolution. If the Parties are unable to resolve any disputed claim within thirty (30) calendar days after the date of the indemnifying Party’s written response, either Party may submit such claim to arbitration in accordance with Section 12.5.2.

11.4.4 Third-Party Claims. In the event of the assertion or commencement by any Person of any proceeding with respect to which any Party may become obligated to indemnify another Party pursuant to this Article XI:

(i)	the indemnified Party shall give prompt written notice to the indemnifying Party of the commencement of such proceeding;

(ii)	the indemnifying Party shall have the right to participate in the defense of such proceeding at its own expense; and

(iii)	the indemnified Party shall not settle any such proceeding without the prior written consent of the indemnifying Party, not to be unreasonably withheld, delayed or conditioned.

ARTICLE XII - MISCELLANEOUS

Section 12.1 Entire Agreement. This Agreement, together with its Exhibits and Schedules and the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter of this Agreement, including the Letter of Intent dated June 23, 2026.

Section 12.2 Amendments and Waivers. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all Parties. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.

Section 12.3 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that Fort may assign its rights (but not its obligations) under this Agreement to an Affiliate of Fort without the consent of the other Parties.

Section 12.4 Governing Law. This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, without reference to principles and laws relating to conflict of laws.

Section 12.5 Dispute Resolution

12.5.1 Jurisdiction. Except with respect to arbitration proceedings pursuant to Section 12.5.2, the Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought before the competent courts in Tel Aviv, Israel, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts in any such proceeding.

12.5.2 Arbitration. Any dispute arising out of or relating to this Agreement that cannot be resolved by the Parties through good faith negotiations within thirty (30) days after written notice of such dispute is given by one Party to the other Parties shall be submitted to binding arbitration to be conducted by a sole arbitrator in accordance with the Israeli Arbitration Law of 1968. The arbitration shall be conducted in Tel Aviv, Israel. The arbitrator shall be appointed by mutual agreement of the Parties and, if no agreement is reached within ten (10) days following submission of the dispute to arbitration, the identity of the arbitrator shall be determined by the President of the Israeli Bar Association. The award of the arbitrator shall be in writing, shall state the reasons upon which it is based, and shall be final and binding upon the Parties. Any award of the arbitrator may be enforced in any court of competent jurisdiction.

12.5.3 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.5.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the fullest extent possible.

12.5.5 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) upon electronic confirmation of receipt when transmitted by electronic mail; or (c) on the next Business Day if transmitted by nationally recognized overnight courier (with confirmation of delivery), in each case addressed as follows:

If to Fort:

Fort Technology Inc.

325 Front Street West

2nd Floor

Toronto, Ontario M5V 2Y1 Canada

Attention: Avishay Rashuk, Chief Financial Officer

Email: [***]

If to Logia USA:

Logia USA Inc.

8 The Green

Suite B

Dover, DE 19901 United States

Attention: Yair Harel, Chief Executive Officer

Email: [***]

If to the Founder:

Yair Harel

[***]

Email: [***]

Either Party may at any time notify the other Parties in writing of a change of address and the new address to which notice shall thereafter be given.

12.5.6 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that monetary damages would not be adequate compensation. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the performance of the terms hereof in any court of competent jurisdiction, without proof of actual damages and without the requirement to post any bond or other security, in addition to any other remedy to which any Party may be entitled pursuant to this Agreement or Applicable Law.

12.5.7 Expenses. Except as otherwise provided in this Agreement, each of the Parties will be responsible for its own costs and charges incurred with respect to the transactions contemplated herein, including documentation relating thereto, except that the costs of preparing the financial statements of Logia USA as contemplated by Section 7.1.2 shall be borne by Fort.

12.5.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Share Transfer Agreement as of the date first written above.

FORT TECHNOLOGY INC.

By:	/s/ Avishay Rashuk
Name:	Avishay Rashuk
Title:	Chief Financial Officer

LOGIA USA INC.

By:	/s/ Yair Harel
Name:	Yair Harel
Title:	Chief Executive Officer

YAIR HAREL (in his individual capacity as Founder)

By:	/s/ Yair Harel

SCHEDULE A

MILESTONES AND BUDGET

Quarter	Timeline	Logia USA Key Milestones	Budget (USD)
Q1	Q3 2026	Company formation; hiring core team and advisors; initial inventory order	$400,000
Q2	Q4 2026	Completion of inventory production; finalize 2 major partnerships with a U.S. company; achieve $200K in sales	$350,000
Q3	Q1 2027	Market entry expansion; establish distribution channels; initial marketing campaigns; grow sales to $300K	$300,000
Q4	Q2 2027	Strengthen U.S. operations; onboard additional partners; improve logistics and support infrastructure; grow sales to $400K	$250,000
Q5	Q3 2027	Launch second product iteration; expand sales team; reach $500K quarterly sales	$200,000
Q6	Q4 2027	Strategic alliances; improve margins and supply chain efficiency; reach $600K quarterly sales	$200,000
Q7	Q1 2028	Scale operations; enterprise client acquisition; reach $800K quarterly sales	$200,000
Q8	Q2 2028	Profitability focus; optimize operations; prepare for fundraising, exit or major expansion; reach $1M quarterly sales	$100,000

Total Credit Facility: USD $2,000,000

Schedule 5.1.12

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EXHIBIT A

FORM OF CREDIT FACILITY AGREEMENT

EXHIBIT B

FORM OF FOUNDER CONSULTING AGREEMENT

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EXHIBIT C

FORM OF LICENSE AGREEMENT

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EXHIBIT D

INVESTOR QUESTIONNAIRE

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